SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
----------------------
FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December March 28, 2003

LASER RECORDING SYSTEMS, INC.
(Exact name of registrant as specified in its Charter)

NEW JERSEY	1-10366	22-2582847
(State or Other Jurisdiction of Incorporation or Organization)	Commission file number	(I.R.S. Employer Identification No.)

1359 New York Avenue
Huntington Station, New York	11746
(Address of Principal Executive Offices)	(Zip Code)

(800) 786-1352
(Registrant's Telephone Number, Including Area Code)

NA
(Former name or former address, if changed since last report)

Item 5: Other Events and Regulation FD Disclosure.

On March 28, 2003, the Company entered into a non-binding letter of intent for the acquisition of SCL Ventures, Ltd. SCL is a Bermuda company in formation that proposes to engage in a telecommunications related business. The letter calls for the parties to negotiate an exchange agreement under which the Company would issue shares comprising 95% of its outstanding common stock to the shareholders of SCL in exchange for all of the outstanding stock of SCL, making SCL a wholly-owned subsidiary of the Company. The Company would also issue additional shares comprising 2% of its outstanding common stock to founders of SCL, their affiliates and others as directed by SCL. In connection with the proposed exchange, an unrelated party is to provide financing in an amount that will result in SCL's having a total equity investment of not less than $6 million following the closing. The Company cannot offer any assurances that the proposed exchange agreement will be successfully negotiated or that the proposed transaction will be completed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, hereunto duly authorized.

LASER RECORDING SYSTEMS, INC.

By:/s/ Carl Lanzisera
Carl Lanzisera, President

Dated: April 24, 2003